Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact: Cynthia Martinez
305-982-2458
cynthiamartinez@rccl.com

Investor Relations Contact: Elizabeth Oates
305-982-2625
eoates@rccl.com

For Immediate Release

ROYAL CARIBBEAN APPOINTS JOHN F. BROCK TO BOARD OF DIRECTORS

MIAMI – February 5, 2014 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced the appointment of John F. Brock, chairman and CEO, Coca-Cola Enterprises Inc., to its Board of Directors, effective immediately.

“John’s demonstrated leadership skills and his broad and impressive executive experience in the international beverage industry will help us to deliver long term value for shareholders,” said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd.  “We warmly welcome him to the board.”

Mr. Brock has been Chairman of Coca-Cola Enterprises since April 2008 and CEO since April 2006.  Before that, he served as CEO of InBev, S.A., a global brewer, from 2003 to 2005 and as COO of Cadbury Schweppes plc, from 1999 to 2002.  Mr. Brock also has significant Board experience, having previously served on the boards of Dow Jones & Company, Campbell’s Soup Company, InBev, Cadbury Schweppes, and Reed Elsevier.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF

---More---

ROYAL CARIBBEAN APPOINTS JOHN F. BROCK TO BOARD OF DIRECTORS 2/2

Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

# # #